EXHIBIT 99.1

BMC Software Completes Acquisition of Network Associates’ Magic Solutions Assets
Customers of all Sizes Now Able to More Closely Align IT with Business Services

HOUSTON and SANTA CLARA, Calif., Feb. 2 /PRNewswire-FirstCall/ — BMC Software, Inc. (NYSE: BMC — News) and Network Associates, Inc. (NYSE: NET — News) today announced the completion of BMC Software’s acquisition of the assets of Magic Solutions from Network Associates. Magic Solutions’ assets, which include Magic Service Desk and Magic HelpDeskIQ, are now part of BMC Software’s Remedy® business unit. Magic Solutions brings more than 4,000 new customers to BMC Software as well as approximately 200 employees located primarily in Plano, Texas, and in satellite offices in Canada and Europe. (Logo: http://www.newscom.com/cgi-bin/prnh/20011003/BMCLOGO )

With the completed acquisition, BMC Software now offers the deepest and broadest IT service management solutions available today. Magic Solutions’ Web-based service management solutions, which are targeted at small- to medium-sized businesses, fully complement Remedy’s portfolio, which caters to larger-sized enterprises. As a result, businesses of all sizes can now benefit from best-in-class service support solutions that can then be leveraged as a step toward complete Business Service Management (BSM). BMC Software’s BSM strategy enables companies to better manage their IT environments in the context of their most important business services. “ClubCorp relies on Magic Service Desk to keep our employees up and running and able to respond to both the members and guests who visit the nearly 200 golf clubs and country clubs that we operate across the country,” said Colleen Herrin, help desk operations manager at ClubCorp. “Magic Service Desk has grown with us and we are excited about the opportunities that will be offered to us with the combination of Magic and BMC Software.”

Magic Service Desk provides problem management, change management, asset management, and knowledge management for medium-sized companies. HelpDeskIQ is a browser-based, easy-to-use service desk application targeted at small businesses with less than 800 employees and offering time saving features specific to that market. The acquisition creates a greater presence for BMC Software as Magic has more than 4,000 customers in these markets. BMC Software is committed to investing in the Magic product line and expanding Magic’s presence in their target customer segment. “IT service management provides end-to-end solutions that integrate asset and change management, service level management, and service desk in a way that makes sense for your business — whether you have 20 employees or 200,000. It acts as that single point of contact between the business and IT to deliver stronger service management, while also aligning operations with the business,” said Jim Grant, vice president and general manager of BMC Software’s Remedy business unit. “Remedy and Magic Solutions are leaders in their respective markets, and the combination of our best-in-class technologies with BMC Software’s vision of Business Service Management will resonate well with today’s IT organizations.”

“Network Associates decided to sell the Magic Solutions assets to BMC Software because we believe it is the best thing for our shareholders, our Magic customers, and the Magic employees,” said Gene Hodges, president of Network Associates. “This transaction will expand the offerings for Magic Solutions’ customers, allow for continual high level of customer support, and reinforce Network Associates’ focus on network and system security solutions.”

About Network Associates

With headquarters in Santa Clara, California, Network Associates, Inc. (NYSE: NET — News) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee® System Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. For more information, Network Associates can be reached at (972) 963-8000 or on the Internet at www.networkassociates.com.

About BMC Software

BMC Software, Inc. [NYSE: BMC], is a leading provider of enterprise management solutions that empower companies to manage IT from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2003 revenues of more than $1.3 billion. For more information about BMC Software, visit www.bmc.com.

About Remedy

Remedy, a BMC Software company, delivers Service Management software solutions that enable organizations to automate and manage internal and external service and support processes. With more than 10,000 customers worldwide, ranging from small and medium businesses to geographically distributed enterprises, Remedy delivers software solutions that help customers to align service and support with business objectives, improve service levels, manage assets, and lower costs. All Remedy out-of-the-box, best-practice applications, including Remedy Enterprise Solutions, Magic Solutions for Small and Medium Business, and Remedy Customer Service and Support, are built on highly flexible platforms, empowering customers to easily adapt their Service Management solution to unique and changing requirements. Locate additional company and product information at www.remedy.com.

This news release contains both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results and benefits of the transaction described herein, identified by words such as “believe,” “anticipate” and “expect” are forward-looking statements. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations. In addition to other possible factors not listed, factors that could cause the actual results and benefits of the Magic Solutions acquisition to differ materially from those expressed in forward-looking statements include inability to successfully transition the operations of the Magic Solutions assets; difficulty in integrating the Magic Service Desk technology with BMC Software products; higher than expected integration costs; and other factors, including but not limited to those discussed in BMC Software’s Securities and Exchange Commission filings, including but not limited to the Form 10-K for the fiscal year ended March 31, 2003 and other filings with the SEC. BMC Software undertakes no obligation to update information contained in this release.

BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. Remedy, the Remedy logo and all other Remedy product or service names are registered trademarks or trademarks of BMC Software, Inc. All other trademarks or registered trademarks belong to their respective companies. (C) 2004 BMC Software, Inc. All rights reserved.